RULE 424(b)(3)

                               PARKERVISION, INC.


                          SUPPLEMENT DATED MAY 17, 1999
                                       TO
                        PROSPECTUS DATED JANUARY 2, 1997

                  The following information supplements the information contained in the Prospectus dated January 2, 1997 ("Prospectus"), as supplemented on January 15, 1997, February 12, 1997, February 21, 1997, January 28, 1998, May 13, 1998, March 16, 1999 and March 25, 1999 of ParkerVision, Inc. (the "Company") relating to the sale of an aggregate of 810,000 shares of common stock, $.01 par value ("Common Stock"), by certain persons ("Selling Stockholders"). The Underwriters' Warrants, Reg S Warrants and Consultant Options are referred to as the Warrants.

                  The following updates the table under the section "Selling Stockholders" set forth in the Prospectus found on pages 9 and 10, to account for public sales of certain of the shares of Common Stock registered under the registration statement of which the Prospectus forms a part.




                                         Number                                                  After Offering
                                        of Shares                                                --------------
                                       Beneficially                                 Number of Shares
                                        Owned Prior            Number of Shares       Beneficially
Name                                   to Offering (1)          to be Sold (1)           Owned          % of Class(1)
----                                   ---------------         ----------------     ----------------    ------------

William G. Walters                        50,000(2)               50,000                   -0-                  -

Elliot J. Smith                           49,599(3)               36,349                13,250                  *

Cynthia Buckwalter                           523                     423                   100                  *

Nancy J. Whitten                          52,332(4)               47,500                 4,832                  *

Whale Securities Co., L.P.                43,435(5)(6)            43,435                   -0-                  -

Jack Erlanger                            125,000(7)              125,000                   -0-                  -

Jack M. Ferraro                          125,000(7)              125,000                   -0-                  -

L. Brook Moore                             5,700(8)                5,000                   700                  *

Tiara Investments                         47,500(9)               47,500                   -0-                  *

Jewish Communal Fund                       5,781                   5,781                   -0-                  *

Ten W                                      3,219                   3,219                   -0-                  -


*        Less than 1% of class.

(1)      Assumes all the Warrants included herein are exercised.

(2) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include any shares of Common Stock held by Whale, a limited partnership of which Whale Securities Corp. is general partner. Mr. Walters, the Chairman and principal shareholder of Whale Securities Corp., disclaims beneficial ownership of such shares.

(3) Represents 36,349 shares of Common Stock issuable upon exercise of outstanding Warrants, 10,000 shares of Common Stock owned directly and 3,250 shares of Common Stock held by Praefero Partners of which Mr. Smith is the general partner.

(4) Includes 47,500 shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include 9,800 shares of Common Stock owned beneficially by Ms. Whitten's husband, over which shares Ms. Whitten disclaims beneficial ownership.

(5) Includes securities held in the name of Whale for the account of certain equity owners and employees of Whale.

(6) Excludes shares of Common Stock held in any customer account by, and any trading account of, Whale.

(7) Represents 125,000 shares of Common Stock issuable upon exercise of Outstanding Warrants.

(8) Includes 5,000 shares of Common Stock issuable upon exercise of outstanding Warrants.

(9) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Excludes 50,000 shares of Common Stock issuable upon immediately exerciseable options and 75,000 shares of Common Stock issuable upon exercise of options that become exerciseable in the future owned by a principal of Tiara Investments.


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